Exhibit 3.3

Tranquil Healthcare HOLDINGS, Inc.

March 3, 2026

Tyler Ehler
Long Island City, NY

Re:            EMPLOYMENT AGREEMENT

Dear Tyler Ehler:

On behalf of Tranquil Healthcare Holdings, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Executive Officer, Chief Financial Officer, President, and Secretary of the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1.               Duties and Scope of Employment.

(a)   Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Chief Executive Officer, Chief Financial Officer, President, and Secretary. You will report to the Company’s Board of Directors. You will be working virtually out of any place of your choosing. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s Board of Directors, including but not limited to overseeing and performing functions with respect to the Company’s management agreement (the “Management Agreement”) entered into with Tranquil Healthcare Fund I, LLC (“Tranquil Fund”), the Company’s subsidiary, which shall include fund raising, investor relations, overseeing the Company’s investments, and overseeing all reporting requirements.

(b)   Obligations to the Company. During your Employment, you shall devote whatever efforts and time is required to fulfill your duties to the Company. It is anticipated that such time requirements will generally not be full time but on occasion might require your full time and attention. During your Employment, without the prior written approval of the Company’s Board of Directors, which approval shall not be unreasonably withheld, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any director competitor of the Company. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c)   No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d)   Commencement Date. You shall commence Employment as of March 1, 2026 (the “Start Date”).

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2.               Cash and Incentive Compensation.

(a)   Salary. Beginning on the Start Date, the Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $120,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.” The Board or any Compensation Committee of the Board shall review your Base Salary at least annually. Effective as of the date of any change to your Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b)   Payment Upon Sale of Clinics. As described in the Management Agreement, in the event that Tranquil Fund’s clinics that it performs services for are sold and such sales result in a bonus payment to the Company, the Company will distribute such bonus payments to you (“Bonus Clinic Payment”). You agree that at the time the Bonus Clinic Payment is earned, if the Board has (i) one (1) independent director, such director will receive 17.5% of the Bonus Clinic Payment and if (ii) two (2) independent directors, or more, such directors will receive 35% of the Bonus Clinic Payments. You may distribute any additional amounts under the Bonus Clinic Payments to the Company’s employees and consultants in your sole reasonable discretion.

(c)   Discretionary Bonus The Board has the right to award you a discretionary bonus at any time that as determined by the Board (a “Bonus”). A Bonus may be based on, but not limited to, your performance, the qualification of a Form 1-A for Tranquil Fund, and other factors reasonably determined by the Board.

3.               Vacation/PTO and Employee Benefits. During your Employment, you shall be eligible to accrue up to 20 days of paid vacation / paid time off, pro-rated for the remainder of any year, in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. It is anticipated that the Company will not be offering any health insurance coverage to its employees unless required to do so by law.

4.               Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5.               Termination.

(a)   Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your employment, which may only be changed in an express written agreement signed by you and a duly authorized officer or member of the Board of the Company. In the event that this Agreement is terminated for any reason, by you or the Company, you agree that you will immediately resign from the Board of Directors, to the extent you are serving on the Board of Directors at the time of termination of this Agreement.

(b)   Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of your Employment, you shall only be entitled to the Accrued Obligations. As used herein “Accrued Obligations” means (i) the portion of your Base Salary that has accrued prior to any termination of your employment with the Company and has not yet been paid; (ii) to the extent required by law and the Company’s policies, an amount equal to the value of your accrued but unused paid time off days; (iii) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed; (iv) any applicable Bonus previously awarded, but not paid and if the termination is not for “Cause”. For clarity, upon your termination for Cause, you will not be eligible to receive any Bonus Clinic Payment if occurring after your termination.

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6.               Termination Benefits.

(a)   General Release. Any other provision of this Agreement notwithstanding, subsection (b) below shall not apply unless and until (i) you have executed (and do not revoke) a full and complete general release of all claims in a form provided by the Company without alteration and (ii) you have returned all Company property.

(b)   Severance Pay. If, during the term of this Agreement, the Company terminates your Employment for any reason other than Cause, death or Permanent Disability, then, in addition to the Accrued Obligations, the Company shall pay you severance pay at a rate equal to your Base Salary in effect at the time of termination of your Employment for a period of 3 months following the termination of your Employment (the “Continuation Period”). Such severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates and shall be subject to all applicable withholdings.

(c)   Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i)              Any breach by you of this Agreement, the Confidential Information and Invention Assignment Agreement (as defined below) between you and the Company, or any other written agreement between you and the Company;

(ii)            Any failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time during your Employment;

(iii)          Your repeated failure to follow reasonable and lawful instructions from the Company’s Board of Directors and your failure to cure such condition after receiving 20 days advance written notice;

(iv)          Commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State by you;

(v)            Your misappropriation of funds or property of the Company;

(vi)          Neglect of your duties; or

(vii)         Any gross negligence or willful misconduct by you.

(d)   Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

7.               Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first year anniversary of the date when your Employment terminated for any reason, you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates.

8.               Pre-Employment Conditions.

(a)   Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to the counsel of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

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(b)   Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

9.               Successors.

(a)   Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)   Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.            Miscellaneous Provisions.

(a)   Indemnification. The Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to your service and you shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b)   Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(c)   Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)   Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(e)   Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(f)    Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Delaware without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

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(g)   No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(h)   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement

Very truly yours,

Tranquil Healthcare HOLDINGS, Inc.

By: ___________________________________

                                (Signature)

Name: Jeff Campbell

Title: Director

ACCEPTED AND AGREED:

Tyler Ehler

________________________________________

(Signature)

________________________________________

Date

Attachment A: Confidential Information and Invention Assignment Agreement

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ATTACHMENT A

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)

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